Exhibit 99.1

8333 Douglas Avenue, Suite 1100 Dallas, Texas 75225 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Second Fiscal Quarter Ended September 30, 2023 and Announces Increase in Total Dividends to $0.63 per share for the Quarter Ended December 31, 2023
CSWC Reports Pre-Tax Net Investment Income of $0.67 Per Share for Quarter Ended September 30, 2023
Dallas, Texas – October 30, 2023 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the second fiscal quarter ended September 30, 2023.
Second Quarter Fiscal Year 2024 Financial Highlights
•Total Investment Portfolio: $1.4 billion
◦Credit Portfolio of $1.2 billion:
▪97% 1st Lien Senior Secured Debt
▪$107.5 million in new committed credit investments
▪Weighted Average Yield on Debt Investments: 13.5%
▪Current non-accruals with a fair value of $26.9 million, representing 2.0% of the total investment portfolio
◦Equity Portfolio of $121.1 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF")
▪$2.5 million in new equity co-investments
•Pre-Tax Net Investment Income: $26.4 million, or $0.67 per weighted average share outstanding
•Dividends: Paid $0.56 per share Regular Dividend and $0.06 per share Supplemental Dividend
◦120% LTM Pre-Tax NII Regular Dividend Coverage
◦Total Dividends for the quarter ended September 30, 2023 of $0.62 per share
•Net Realized and Unrealized Depreciation: $4.2 million, or 0.3% of total investments at fair value
◦$1.6 million of net appreciation related to I-45 SLF
◦$2.8 million of net depreciation related to the credit portfolio
◦$3.0 million of net depreciation related to the equity portfolio
•Balance Sheet:
◦Cash and Cash Equivalents: $23.0 million
◦Total Net Assets: $657.8 million
◦Net Asset Value (“NAV”) per Share: $16.46

In commenting on the Company’s results, Bowen Diehl, President and Chief Executive Officer, stated, “The September quarter was another strong quarter for Capital Southwest, with $110 million of originations in five new and six existing portfolio companies. Our portfolio continued to perform well, producing $0.67 of pre-tax net investment income for the quarter, which more than earned both our $0.56 per share regular dividend and our $0.06 per share supplemental dividend paid for the quarter. In consideration of the performance of our portfolio, improvements in our operating leverage, and elevated market interest rates, the Board of Directors has declared an increase in our regular quarterly dividend to $0.57 per share for the December 31, 2023 quarter. In addition, given the continued excess earnings being generated by our floating rate debt portfolio, our Board of Directors has also declared a supplemental dividend of $0.06 per share for the December 31, 2023 quarter, resulting in total dividends for the December 31, 2023 quarter of $0.63 per share. While future dividend declarations are at the discretion of our Board of Directors, it is our intent to continue to distribute quarterly supplemental dividends for the foreseeable future while base rates remain materially above long-term historical averages and we have a meaningful UTI balance. Finally, subsequent to quarter end we received shareholder approval to increase the number of authorized shares from 40,000,000 to 75,000,000. These incremental shares provide Capital Southwest with the flexibility to continue our track record of raising accretive equity to maintain conservative balance sheet leverage while growing our asset base.”

Second Quarter Fiscal Year Investment Activities
Originations
During the quarter ended September 30, 2023, the Company originated $110.0 million in new commitments, consisting of investments in five new portfolio companies totaling $81.7 million and add-on commitments in six portfolio companies totaling $28.3 million. New portfolio company investment transactions that closed during the quarter ended September 30, 2023 are summarized as follows:
CityVet, Inc., $15.0 million 1st Lien Senior Secured Debt, $5.0 million Delayed Draw Term Loan: CityVet operates a network of branded veterinary practices offering comprehensive pet care services including medical, surgical, retail, pharmacy, boarding and wellness.
Swensons Drive-In Restaurants, LLC, $16.0 million 1st Lien Senior Secured Debt, $1.5 million Revolving Loan: Swensons Drive-In Restaurants is a quick service restaurant chain, founded in 1934, that operates twenty-one nostalgic drive-in style restaurants, primarily located in the surrounding areas of Cleveland, Akron, Columbus, Cincinnati and Indianapolis.
Damotech, Inc., $10.2 million 1st Lien Senior Secured Debt, $3.0 million Delayed Draw Term Loan, $3.0 million Revolving Loan, $1.0 million Preferred and Common Equity: Damotech is a rack safety leader in North America, providing engineering services and industrial rack repair and protection products to clients of all sizes across numerous industries.
Institutes of Health, LLC, $15.0 million 1st Lien Senior Secured Debt, $1.0 million Revolving Loan, $1.0 million Preferred Equity: Institutes of Health operates medical care facilities serving patients entirely in the workers' compensation space, providing treatment for traumatic brain injury, chronic pain, PTSD and depression.
Jackson Hewitt Tax Services, Inc., $10.0 million 1st Lien Senior Secured Debt: Jackson Hewitt is the second largest omnichannel tax preparation provider in the United States, with a network of locations including over three thousand franchisee and over two thousand corporate-owned stores/kiosks across 49 states.

Second Fiscal Quarter 2024 Operating Results
For the quarter ended September 30, 2023, Capital Southwest reported total investment income of $42.8 million, compared to $40.4 million in the prior quarter. The increase in investment income was primarily attributable to an increase in average debt investments outstanding and an increase in the weighted average yield on debt investments from 12.9% to 13.5%.
For the quarter ended September 30, 2023, total operating expenses (excluding interest expense) were $5.9 million, compared to $5.7 million in the prior quarter.
For the quarter ended September 30, 2023, interest expense was $10.5 million as compared to $9.7 million in the prior quarter. The increase was primarily attributable to an increase in average debt outstanding and an increase in the weighted average interest rate on total debt.
For the quarter ended September 30, 2023, total pre-tax net investment income was $26.4 million, compared to $25.0 million in the prior quarter.
During the quarter ended September 30, 2023, Capital Southwest recorded total net realized and unrealized losses on investments of $4.2 million, compared to $0.7 million of total net realized and unrealized losses in the prior quarter. For the quarter ended September 30, 2023, this included net realized and unrealized gains on I-45 SLF of $1.6 million, net unrealized losses on debt investments of $2.8 million and net realized and unrealized losses on equity investments of $3.0 million. The net increase in net assets resulting from operations was $22.6 million for the quarter, compared to $23.8 million in the prior quarter.
The Company’s NAV at September 30, 2023 was $16.46 per share, as compared to $16.38 at June 30, 2023. The increase in NAV per share from the prior quarter is primarily due to pre-tax net investment income in excess of dividends paid for the quarter, as well as the issuance of common stock at a premium to NAV per share through the Equity ATM Program (as described below), partially offset by net realized and unrealized losses on investments.

Liquidity and Capital Resources
At September 30, 2023, Capital Southwest had approximately $23.0 million in unrestricted cash and money market balances, $250.0 million of total debt outstanding on the Credit Facility (as defined below), $139.2 million, net of unamortized debt issuance costs, of the 4.50% Notes due January 2026 outstanding, $147.6 million, net of unamortized debt issuance costs, of the 3.375% Notes due October 2026, $69.4 million, net of unamortized debt issuance costs, of the 7.75% Notes due August 2028 and $126.4 million, net of unamortized debt issuance costs, of SBA Debentures (as defined below) outstanding. As of September 30, 2023, Capital Southwest had $184.4 million in available borrowings under the Credit Facility. The regulatory debt to equity ratio at the end of the quarter was 0.92 to 1.
On October 11, 2023, after receiving the requisite shareholder approval, the Company filed an amendment to its Amended and Restated Articles of Incorporation with the office of the Secretary of State of the State of Texas to increase the amount of authorized shares of common stock from 40,000,000 to 75,000,000.
In June 2023, the Company issued approximately $71.9 million in aggregate principal amount, including the underwriters' full exercise of their option to purchase an additional $9.4 million in aggregate principal amount to cover over-allotments, of 7.75% notes due 2028 (the "August 2028 Notes"). The August 2028 Notes mature on August 1, 2028 and may be redeemed in whole or in part at any time, or from time to time, at the Company’s option on or after August 1, 2025. The August 2028 Notes bear interest at a rate of 7.75% per year, payable quarterly on February 1, May 1, August 1 and November 1 of each year, beginning on August 1, 2023. The August 2028 Notes are the direct unsecured obligations of the Company, rank pari passu with the Company's other outstanding and future unsecured unsubordinated indebtedness and are effectively or structurally subordinated to all of the Company's existing and future secured indebtedness, including borrowings under the Credit Facility and the SBA Debentures. The August 2028 Notes are listed on the Nasdaq Global Select Market under the trading symbol "CSWCZ."
The Company has an "at-the-market" offering (the "Equity ATM Program"), pursuant to which the Company may offer and sell, from time to time through sales agents, shares of its common stock having an aggregate offering price of up to $650,000,000. During the quarter ended September 30, 2023, the Company sold 1,100,000 shares of its common stock under the Equity ATM Program at a weighted-average price of $20.77 per share, raising $22.8 million of gross proceeds. Net proceeds were $22.5 million after commissions to the sales agents on shares sold. Cumulative to date, the Company has sold 20,240,580 shares of its common stock under the Equity ATM Program at a weighted-average price of $20.41, raising $413.1 million of gross proceeds. Net proceeds were $406.5 million after commissions to the sales agents on shares sold. As of September 30, 2023, the Company has $236.9 million available under the Equity ATM Program.
In August 2016, CSWC entered into a senior secured credit facility (the “Credit Facility”) to provide additional liquidity to support its investment and operational activities. Borrowings under the Credit Facility accrue interest on a per annum basis at a rate equal to the applicable SOFR rate plus 2.15%. On August 2, 2023, CSWC entered into the Third Amended and Restated Senior Secured Revolving Credit Agreement which (1) increased commitments under the Credit Facility from $400 million to $435 million; (2) added an uncommitted accordion feature that could increase the maximum commitments up to $750 million; (3) extended the end of the Credit Facility's revolving period from August 9, 2025 to August 2, 2027 and extended the final maturity from August 9, 2026 to August 2, 2028; and (4) amended several financial covenants. At September 30, 2023, the Credit Facility had $250.0 million in borrowings outstanding.
On April 20, 2021, our wholly owned subsidiary, Capital Southwest SBIC I, LP (“SBIC I”), received a license from the Small Business Administration (the "SBA") to operate as a Small Business Investment Company ("SBIC") under Section 301(c) of the Small Business Investment Act of 1958, as amended. The SBIC license allows SBIC I to obtain leverage by issuing SBA-guaranteed debentures ("SBA Debentures"), subject to the issuance of a leverage commitment by the SBA. SBA debentures are loans issued to an SBIC that have interest payable semi-annually and a ten-year maturity. The interest rate is fixed shortly after issuance at a market-driven spread over U.S. Treasury Notes with ten-year maturities. Current statutes and regulations permit SBIC I to borrow up to $175 million in SBA Debentures with at least $87.5 million in regulatory capital, subject to SBA approval. As of September 30, 2023, all approved SBA Debenture commitments have been utilized.
In November 2015, I-45 SLF entered into a senior secured credit facility led by Deutsche Bank. On March 30, 2023, the I-45 credit facility was amended to permanently reduce total commitments to $100 million from a group of four bank lenders. After giving effect to the amendment, borrowings under the I-45 credit facility bear interest at a rate equal to Term SOFR plus 2.41%. The I-45 credit facility is scheduled to mature in March 2026. As of September 30, 2023, I-45 SLF had $67.0 million in borrowings outstanding under the I-45 credit facility.

Share Repurchase Program
On July 28, 2021, the Company's board of directors (the "Board") approved a share repurchase program authorizing the Company to repurchase up to $20 million of its outstanding shares of common stock in the open market at certain thresholds below its NAV per share, in accordance with guidelines specified in Rules 10b5-1(c)(1)(i)(B) and 10b-18 under the Securities Exchange Act of 1934. On August 31, 2021, the Company entered into a share repurchase agreement, which became effective immediately, and the Company will cease purchasing its common stock under the share repurchase program upon the earlier of, among other things: (1) the date on which the aggregate purchase price for all shares equals $20 million including, without limitation, all applicable fees, costs and expenses; or (2) upon written notice by the Company to the broker that the share repurchase agreement is terminated. During the quarter ended September 30, 2023, the Company did not repurchase any shares of the Company’s common stock under the share repurchase program.

Regular Dividend of $0.57 Per Share and Supplemental Dividend of $0.06 Per Share for Quarter Ended December 31, 2023

On October 25, 2023, the Board declared a total dividend of $0.63 per share for the quarter ended December 31, 2023, comprised of a Regular Dividend of $0.57 per share and a Supplemental Dividend of $0.06 per share.
The Company's dividend will be payable as follows:

Regular Dividend

Amount Per Share: $0.57
Ex-Dividend Date: December 14, 2023
Record Date: December 15, 2023
Payment Date: December 29, 2023

Supplemental Dividend

Amount Per Share: $0.06
Ex-Dividend Date: December 14, 2023
Record Date: December 15, 2023
Payment Date: December 29, 2023

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

Second Quarter 2024 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, October 31, 2023, at 11:00 a.m. Eastern Time to discuss the second quarter 2024 financial results. You may access the call by using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/mmc/p/n4cfqux6.
An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to the Capital Southwest's Form 10-Q for the period ended September 30, 2023 to be filed with the Securities and Exchange Commission and Capital Southwest’s Second Fiscal Quarter 2024 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $1.4 billion in investments at fair value as of September 30, 2023. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $35 million investments across the capital structure, including first lien, second lien and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest, including, but not limited to, the statements about Capital Southwest's future performance and financial performance and financial condition, and the timing, form and amount of any distributions or supplemental dividends in the future. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to: changes in the markets in which Capital Southwest invests; changes in the financial, capital, and lending markets; changes in the interest rate environment and its impact on our business and our portfolio companies; regulatory changes; tax treatment; our ability to operate our wholly owned subsidiary, Capital Southwest SBIC I, LP, as a small business investment company; an economic downturn and its impact on the ability of our portfolio companies to operate and the investment opportunities available to us; the impact of supply chain constraints and labor shortages on our portfolio companies; and the elevated levels of inflation and its impact on our portfolio companies and the industries in which we invests.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2023 and any subsequent filings, including the "Risk Factors" sections therein, with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	September 30,	March 31,
	2023	2023
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $1,117,439 and $947,829, respectively)	$1,132,316	$966,627
Affiliate investments (Cost: $162,716 and $191,523, respectively)	167,828	188,505
Control investments (Cost: $80,800 and $80,800, respectively)	53,422	51,256
Total investments (Cost: $1,360,955 and $1,220,152, respectively)	1,353,566	1,206,388
Cash and cash equivalents	23,020	21,585
Receivables:
Dividends and interest	24,182	18,430
Escrow	8	363
Other	735	647
Income tax receivable	336	368
Debt issuance costs (net of accumulated amortization of $6,707 and $5,642, respectively)	9,631	3,717
Other assets	5,435	6,186
Total assets	$1,416,913	$1,257,684

Liabilities
SBA Debentures (Par value: $130,000 and $120,000, respectively)	$126,376	$116,330
January 2026 Notes (Par value: $140,000 and $140,000, respectively)	139,220	139,051
October 2026 Notes (Par value: $150,000 and $150,000, respectively)	147,633	147,263
August 2028 Notes (Par value: $71,875 and $0, respectively)	69,438	—
Credit facility	250,000	235,000
Other liabilities	15,062	16,761
Accrued restoration plan liability	589	598
Income tax payable	463	156
Deferred tax liability	10,358	12,117
Total liabilities	759,139	667,276

Commitments and contingencies (Note 10)

Net Assets
Common stock, $0.25 par value: authorized, 40,000,000 shares; issued, 39,951,118 shares at September 30, 2023 and 38,415,937 shares at March 31, 2023	9,988	9,604
Additional paid-in capital	690,880	646,586
Total distributable (loss) earnings	(43,094)	(41,845)
Treasury stock - at cost, no shares at September 30, 2023 and 2,339,512 shares at March 31, 2023	—	(23,937)
Total net assets	657,774	590,408
Total liabilities and net assets	$1,416,913	$1,257,684
Net asset value per share (39,951,118 shares outstanding at September 30, 2023 and 36,076,425 shares outstanding at March 31, 2023)	$16.46	$16.37

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2023	2022	2023	2022
Investment income:
Interest income:
Non-control/Non-affiliate investments	$33,657	$19,632	$64,297	$35,380
Affiliate investments	4,298	2,487	8,477	4,999
Payment-in-kind interest income:
Non-control/Non-affiliate investments	963	550	1,877	966
Affiliate investments	563	834	1,305	1,105
Dividend income:
Non-control/Non-affiliate investments	287	527	786	1,077
Affiliate investments	31	—	91	101
Control investments	2,166	2,000	4,310	3,535
Fee income:
Non-control/Non-affiliate investments	349	567	1,294	1,857
Affiliate investments	360	134	517	252
Control investments	21	50	45	50
Other income	82	18	139	20
Total investment income	42,777	26,799	83,138	49,342
Operating expenses:
Compensation	2,333	2,254	4,843	3,796
Share-based compensation	1,236	1,060	2,199	1,881
Interest	10,481	6,629	20,162	12,113
Professional fees	989	810	1,944	1,659
General and administrative	1,327	1,068	2,576	2,285
Total operating expenses	16,366	11,821	31,724	21,734
Income before taxes	26,411	14,978	51,414	27,608
Federal income, excise and other taxes	(150)	178	449	251
Deferred taxes	(633)	356	(785)	475
Total income tax (benefit) provision	(783)	534	(336)	726
Net investment income	$27,194	$14,444	$51,750	$26,882
Realized gain (loss)
Non-control/Non-affiliate investments	$210	$(2,396)	$(5,596)	$153
Affiliate investments	152	(6,318)	(6,503)	(6,303)
Income tax benefit (provision)	28	79	(293)	(165)
Total net realized gain (loss) on investments, net of tax	390	(8,635)	(12,392)	(6,315)
Net unrealized (depreciation) appreciation on investments
Non-control/Non-affiliate investments	(6,204)	2,609	(3,921)	(1,942)
Affiliate investments	(1,038)	3,338	8,131	2,624
Control investments	1,560	(804)	2,166	(6,706)
Income tax benefit (provision)	1,083	(1,494)	1,063	(2,575)
Total net unrealized (depreciation) appreciation on investments, net of tax	(4,599)	3,649	7,439	(8,599)
Net realized and unrealized (losses) gains on investments	(4,209)	(4,986)	(4,953)	(14,914)
Realized loss on extinguishment of debt	(361)	—	(361)	—
Net increase in net assets from operations	$22,624	$9,458	$46,436	$11,968
Pre-tax net investment income per share - basic and diluted	$0.67	$0.54	$1.33	$1.03
Net investment income per share – basic and diluted	$0.69	$0.52	$1.34	$1.01
Net increase in net assets from operations – basic and diluted	$0.57	$0.34	$1.20	$0.45
Weighted average shares outstanding – basic and diluted	39,698,396	27,987,699	38,653,879	26,757,376